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                                                                   EXHIBIT 11.01


                            MACROVISION CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           YEAR ENDED   YEAR ENDED
                                                                                            12/31/95     12/31/96
                                                                                           -----------  -----------
Net income from continuing operations....................................................   $   1,056    $   1,835
Preferred stock dividends................................................................        (450)        (587)
                                                                                           -----------  -----------
Adjusted net income from continuing operations...........................................         606        1,248
Discontinued operations..................................................................        (125)        (827)
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Earnings applicable to common stock......................................................   $     481    $     421
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Weighted average common shares outstanding...............................................       3,620        3,663
Common stock options, utilizing treasury stock method when dilutive......................         297          445
Staff Accounting Bulletin No. 83 issuances and grants (1)................................         245          245
                                                                                           -----------  -----------
Weighted average shares outstanding......................................................       4,162        4,353
                                                                                           -----------  -----------
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Earnings (loss) per share:
Continuing operations....................................................................   $     .15    $     .29
Discontinued operations..................................................................        (.03)        (.19)
                                                                                           -----------  -----------
Net income...............................................................................   $     .12    $     .10
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common and preferred stock issued for consideration below the assumed initial public offering (IPO) price of $11.00, and stock options and warrants granted with exercise prices below the IPO price during the
    12-month period preceding the date of the initial filing of the Registration
    Statement, have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.